SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Lockheed Martin Corporation

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Christopher E. Kubasik, Executive Vice President and Chief Financial Officer of Lockheed Martin Corporation, made the following remarks as part of the Corporation’s first quarter earnings teleconference on April 25, 2006:
I want to remind you that our annual shareholders meeting will be held this Thursday, April 27. We believe that the management team runs the Company with policies and practices which focus on corporate governance while maximizing shareholder value, and that our Board provides the appropriate oversight. We listen and respond appropriately to input from our shareholders. At our annual meeting on Thursday, you will be electing our board of directors and voting on proposals affecting shareholder value.
I would like to highlight two proposals, both of which are detailed in our proxy statement. The first is #4 on the proxy card – management’s proposal to amend our charter to eliminate certain existing supermajority voting provisions.
The Board, as part of Lockheed Martin’s continuing commitment to the best governance practices, evaluated and decided to remove the supermajority vote provisions for removal of director and for approval of certain business combinations from our charter.
The second proposal, presented by a shareholder as # 6 on the proxy card, goes beyond eliminating super-majority provisions. It seeks to require a simple majority vote on all matters. We believe that the simple majority should be one of all shareholders (a “true majority”). We do not believe it is appropriate to make major decisions affecting all shareholders using only a simple majority of the votes cast at a meeting.
Proposal # 6 refers to a simple majority of votes cast. If implemented, as little as 25.1% of the outstanding voting power of the corporation could be making decisions which affect all shareholders. We do not consider this to be appropriate corporate governance. For this reason, we are asking for your support and to vote with the Board’s recommendations on those proposals.
In addition, other members of management or employees of the Corporation may refer to the text of the above remarks, or make similar statements, in discussions with individual stockholders in connection with the solicitation of proxies for the Corporation’s Annual Meeting of Stockholders to be held on April 27, 2006.